MORGAN STANLEY
                             SPECTRUM SERIES




        January 2002
        Monthly Report







This Monthly Report supplements the Spectrum Funds' Prospectus dated March 23, 2001 and the Prospectus Supplement dated December 6, 2001.



                                                       Issued: February 28, 2002


MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                              INCEPTION-
                                                                                                               TO-DATE  ANNUALIZED
                           1991    1992   1993   1994    1995   1996   1997   1998  1999   2000   2001   2002   RETURN     RETURN
FUND                         %       %      %      %       %      %      %      %     %      %      %      %       %          %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Commodity .......  --      --     --     --      --     --     --   (34.3) 15.8    3.2  (25.6)  (2.4)  (43.0)     (12.9)
                                                                                                        (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ........  --      --     --     --      --     --     --     --    --    11.7   11.1   (3.5)   19.8       12.1
                                                                                         (6 mos.)       (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced..  --      --      _    (1.7)   22.8   (3.6)  18.2   16.4   0.7    0.9   (0.3)  (1.2)   60.1        6.7
                                               (2 mos.)                                                 (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select .......... 31.2   (14.4)  41.6   (5.1)   23.6    5.3    6.2   14.2  (7.6)   7.1    1.7   (1.3)   136.6       8.5
                         (5 mos.)                                                                       (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic .......  --      --     --     0.1    10.5   (3.5)   0.4    7.8  37.2  (33.1)  (0.6)   2.1     7.7        1.0
                                               (2 mos.)                                                 (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical .......  --      --     --    (2.2)   17.6   18.3    7.5   10.2  (7.5)   7.8   (7.2)  (1.9)   46.5        5.4
                                               (2 mos.)                                                 (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 c/o Managed Futures Department,
 825 Third Avenue, 8th Floor,
 New York, NY 10022
 Telephone (201) 876-4647

 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 JANUARY 2002

Dear Limited Partner:

   The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of January 31, 2002 was as follows:

FUND                                       NAV           % CHANGE FOR MONTH
-------------------------------------------------------------------------------
Spectrum Commodity                      $ 5.70                 -2.40%
-------------------------------------------------------------------------------
Spectrum Currency                       $11.98                 -3.48%
-------------------------------------------------------------------------------
Spectrum Global Balanced                $16.01                 -1.20%
-------------------------------------------------------------------------------
Spectrum Select                         $23.66                 -1.27%
-------------------------------------------------------------------------------
Spectrum Strategic                      $10.77                  2.13%
-------------------------------------------------------------------------------
Spectrum Technical                      $14.65                 -1.85%
-------------------------------------------------------------------------------


ANNOUNCING SEVERAL ENHANCEMENTS TO
YOUR MONTHLY FINANCIAL REPORT

   Commencing this month, the financial report you receive has been enhanced to provide you with more comprehensive information on your Spectrum Series investment. The annual rates of return for each Spectrum fund have been combined into one concise table. Detailed performance information for each fund is now located in the body of the financial report. For each fund, we provide trading results by sector charts that portray trading gains and trading losses for the previous month and year-to-date in each sector in which the fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the fund participates, and composite information for all other "minor" currencies traded within the fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which a fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each fund during the previous month.

   Limited Partners of Spectrum Strategic are advised of a change in trading personnel at one of the trading advisors employed by the Fund. Effective January 1, 2002, Allied Irish Capital Management, Ltd., a trading advisor to the Fund, announced the retirement of Mr. David Tease, a Director of Allied Irish. Allied
Irish trades its allocated portion of Fund assets pursuant to the Worldwide Financial Futures Program, a portion of which was traded by Mr. Tease, as discussed on page 101 of the Prospectus dated March 23, 2001. Commencing on or about January 17, 2002, that portion of the Worldwide Financial Futures Program previously traded by Mr. Tease (approximately $8.1 million, or 11.8% of Fund assets) will be traded by Mr. Gerry Grimes. Mr. Grimes is Managing Director and a founding member of Allied Irish, with nearly twenty years of experience in investment management. Mr. Grimes will employ a discretionary trading approach based upon his fundamental economic analysis of markets. He believes that the positioning of individual markets is a critical factor in determining trading opportunities. Hence, he will place strong emphasis on the gathering of intelligence in relation to market sentiment and trade flow indicators to determine how individual markets are positioned. Mr. Grimes will attempt to profit from those instances in which he determines that a market is positioned in a manner contrary to his own fundamental view. Pre-determined stop loss levels will be applied to all trades in an effort to manage trade risk. In addition to trading a portion of the Fund's assets, Mr. Grimes will continue in his role as trading controller for all three programs employed in the Worldwide Financial Futures Program.

   I hope you find this enhanced information informative. Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, 825 Third Avenue, 8th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,


/s/ ROBERT E. MURRAY
--------------------
Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM COMMODITY
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                  Month ended               YTD ended
                January 31, 2002        January 31, 2002
                ----------------        ----------------
Energies             -1.15%                 -1.15%
Metals                0.02                   0.02
Agriculturals         -0.8                   -0.8

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, Natural gas prices declined following a higher-than-expected American Gas Association inventory report and forecasts of mild weather for the Eastern U.S., thereby losses were experienced from long futures positions.

, Sugar prices reversed lower amid news that Brazilian exports are expected to flood the market during the summer, thereby incurring losses from long futures positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, Copper prices trended higher on expectations for a U.S. economic recovery and, subsequently, improved demand for the metal, thereby producing gains from long futures positions.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                      Month ended               YTD ended
                    January 31, 2002        January 31, 2002
                    ----------------        ----------------
Australian dollar        -0.95%                  -0.95%
British pound            -1.33                   -1.33
Euro                     -1.03                   -1.03
Japanese yen              2.38                    2.38
Swiss franc               0.16                    0.16
Minor currencies         -2.26                   -2.26

Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, The British pound weakened versus the U.S. dollar due to the sluggish economic growth rate in Great Britain, thereby posting losses from previously established long positions.

, The South African rand reversed higher versus the dollar on expectations that the South African government would support the ailing currency, thereby incurring losses from previously established short positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, The Japanese yen continued its declining trend versus the U.S. dollar amid fears about the Japanese economy, thereby recording gains from previously established short positions.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                  Month ended               YTD ended
                January 31, 2002        January 31, 2002
                ----------------        ----------------
Currencies           -0.22%                  -0.22%
Interest Rates       -0.09                   -0.09
Stock Indices        -0.69                   -0.69
Energies              -0.1                    -0.1
Metals                0.12                    0.12
Agriculturals         0.08                    0.08

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, FTSE Index prices reversed lower on worries over earnings and accounting practices, thereby producing losses on previously established long futures positions.

, The euro versus the British pound strengthened after a smooth introduction to euro coins and notes helped fuel demand for the single currency, thereby causing losses from previously established short positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, Nickel and copper prices moved higher on expectations for a U.S. economic recovery and, subsequently, improved demand for the metal, thereby producing profits from previously established long futures positions.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                  Month ended               YTD ended
                January 31, 2002        January 31, 2002
                ----------------        ----------------
Currencies            0.36%                   0.36%
Interest Rates       -0.62                   -0.62
Stock Indices        -0.28                   -0.28
Energies              0.36                    0.36
Metals                -0.1                    -0.1
Agriculturals        -0.35                   -0.35

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, U.S. interest rate prices reversed lower during the latter half of the month amid signs of recovery for the U.S. economy and diminishing hopes for further interest rate cuts, thereby producing losses from previously established long futures positions.

, DAX index prices were reversed higher by gains in oil and drug stocks, thereby incurring losses from previously established short futures positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, The Japanese yen continued its declining trend versus the U.S. dollar amid fears about the Japanese economy, thereby producing profits from previously established short positions.

, Natural gas prices declined following a higher-than-expected American Gas Association inventory report and forecasts of mild weather for the Eastern U.S., thereby recording gains from previously established short futures positions.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                  Month ended               YTD ended
                January 31, 2002        January 31, 2002
                ----------------        ----------------
Currencies            0.57%                    0.57%
Interest Rates       -0.18                    -0.18
Stock Indices        -0.06                    -0.06
Energies             -0.12                    -0.12
Metals                1.44                     1.44
Agriculturals         1.18                     1.18

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, Copper prices moved higher on expectations for a U.S. economic recovery and, subsequently, improved demand for the metal, thereby recording gains from long futures positions.

, Cocoa prices increased on reports that end-of-harvest shipments from top producer Ivory Coast were tailing off quicker-than-expected, thereby producing profits from long futures positions.

, The Japanese yen continued its declining trend versus the U.S. dollar amid fears about the Japanese economy, thereby producing profits from previously established short positions.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, European interest rate prices reversed higher early in the month on weak preliminary economic data out of the U.S., thereby producing losses from short futures positions.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                  Month ended               YTD ended
                January 31, 2002        January 31, 2002
                ----------------        ----------------
Currencies            0.66%                    0.66%
Interest Rates       -0.66                    -0.66
Stock Indices        -0.14                    -0.14
Energies              0.39                     0.39
Metals               -0.58                    -0.58
Agriculturals        -0.83                    -0.83

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

, German interest rate prices reversed higher early in the month on weak preliminary economic data out of the U.S., thereby produced losses from previously established short futures positions.

, Sugar prices reversed lower amid news that Brazilian exports are expected to flood the international market during the summer, thereby incurring losses from previously established long futures positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

, The Japanese yen continued its declining trend versus the U.S. dollar amid fears about the Japanese economy, thereby producing profits from previously established short positions.

, Natural gas prices declined following a higher-than-expected American Gas Association inventory report and forecasts of mild weather for the Eastern U.S., thereby recording gains from previously established short futures positions.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2002(UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY                MORGAN STANLEY
                                     SPECTRUM COMMODITY                  SPECTRUM CURRENCY         SPECTRUM GLOBAL BALANCED
                                ----------------------------       ---------------------------   ---------------------------
                                              PERCENTAGE OF                     PERCENTAGE OF                PERCENTAGE OF
                                             JANUARY 1, 2002                   JANUARY 1, 2002              JANUARY 1, 2002
                                                BEGINNING                         BEGINNING                     BEGINNING
                                AMOUNT       NET ASSET VALUE       AMOUNT      NET ASSET VALUE    AMOUNT     NET ASSET VALUE
                                ------       ---------------       ------      ---------------    ------     ---------------
                                   $                %                 $                %             $               %
REVENUES
Trading profit (loss):
Realized                         (80,818)          (.62)                 --           --          (250,885)        (.43)
Net change in unrealized        (169,748)         (1.31)         (1,454,829)          (3.04)      (251,205)        (.43)
                            ------------         ------        ------------          ------     ----------        -----
Total Trading Results           (250,566)         (1.93)         (1,454,829)          (3.04)      (502,090)        (.86)

Interest income (Note 2)          16,172            .12              53,608             .11         88,607          .15
                            ------------         ------        ------------          ------     ----------        -----

     Total Revenues             (234,394)         (1.81)         (1,401,221)          (2.93)      (413,483)        (.71)
                            ------------         ------        ------------          ------     ----------        -----
EXPENSES
Brokerage fees (Note 2)           49,736            .38             183,278             .38        221,510          .38
Management fees (Note 2 & 3)      27,030            .21              79,686             .17         60,194          .11
                            ------------         ------        ------------          ------     ----------        -----

     Total Expenses               76,766            .59             262,964             .55        281,704          .49
                            ------------         ------        ------------          ------     ----------        -----

NET LOSS                        (311,160)         (2.40)         (1,664,185)          (3.48)      (695,187)       (1.20)
                            ============         ======        ============          ======     ==========        =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2002(UNAUDITED)

                                 MORGAN STANLEY                      MORGAN STANLEY                       MORGAN STANLEY
                               SPECTRUM COMMODITY                   SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                       ----------------------------------  -----------------------------------  -----------------------------------
                                                     PER                                 PER                                   PER
                            UNITS         AMOUNT     UNIT        UNITS        AMOUNT     UNIT        UNITS         AMOUNT      UNIT
                       --------------   ----------   ----   -------------   ----------   -----  --------------  -----------   -----
                                             $         $                         $         $                          $          $
Net Asset Value,
  January 1, 2002       2,223,405.153   12,974,679   5.84   3,852,648.433   47,811,741   12.41   3,565,247.829   57,785,760   16.21
Net Loss                           --     (311,160)  (.14)             --   (1,664,185)   (.43)             --     (695,187)   (.20)
Redemptions               (34,920.127)    (199,045)  5.70     (29,487.947)    (353,266)  11.98     (55,443.375)    (887,648)  16.01
Subscriptions              18,362.911      104,669   5.70     445,851.067    5,341,296   11.98      74,942.030    1,199,822   16.01
                       --------------  -----------         --------------  -----------          --------------  -----------
Net Asset Value,
  January 31, 2002      2,206,847.937   12,569,143   5.70   4,269,011.553   51,135,586   11.98   3,584,746.484   57,402,747   16.01
                       ==============  ===========         ==============  ===========          ==============  ===========



      The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2002(UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                ---------------------------       ----------------------------    -------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                            JANUARY 1, 2002                    JANUARY 1, 2002              JANUARY 1, 2002
                                               BEGINNING                          BEGINNING                    BEGINNING
                                AMOUNT      NET ASSET VALUE       AMOUNT       NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                                ------      ---------------       ------       ---------------    ------    ---------------
                                   $                %                $                %              $              %
REVENUES
Trading profit (loss):
Realized                      (3,509,230)         (1.45)          1,526,369            2.22     (8,859,393)       (3.43)
Net change in unrealized       2,222,040            .92             442,839             .64      5,936,539         2.30
                            ------------         ------        ------------          ------     ----------        -----
Total Trading Results         (1,287,190)          (.53)          1,969,208            2.86     (2,922,854)       (1.13)

Interest income (Note 2)         291,663            .12              85,084             .12        301,395          .12
                            ------------         ------        ------------          ------     ----------        -----

     Total Revenues             (995,527)          (.41)          2,054,292            2.98     (2,621,459)       (1.01)
                            ------------         ------        ------------          ------     ----------        -----
EXPENSES
Brokerage fees (Note 2)        1,458,529            .60             415,772             .60      1,558,594          .60
Management fees (Note 3)         603,529            .26             172,043             .25        595,806          .24
                            ------------         ------        ------------          ------     ----------        -----

     Total Expenses            2,062,058            .86             587,815             .85      2,154,400          .84
                            ------------         ------        ------------          ------     ----------        -----

NET INCOME (LOSS)             (3,057,585)         (1.27)          1,466,477            2.13     (4,775,859)       (1.85)
                            ============         ======        ============          ======     ==========        =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2002(UNAUDITED)

                                  MORGAN STANLEY                     MORGAN STANLEY                       MORGAN STANLEY
                                  SPECTRUM SELECT                   SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                     -------------------------------------   ---------------------------------   ----------------------------------
                                                     PER                                 PER                                  PER
                          UNITS           AMOUNT     UNIT        UNITS         AMOUNT    UNIT         UNITS         AMOUNT    UNIT
                     --------------    -----------   -----   -------------   ----------  -----   --------------  -----------  -----
                                             $         $                          $        $                          $         $
Net Asset Value,
  January 1, 2002    10,074,715.726    241,411,585   23.96   6,525,677.114   68,817,386  10.55   17,280,496.201  257,974,122  14.93
Net Income (Loss)                --     (3,057,585)   (.30)             --    1,466,477    .22               --   (4,775,859)  (.28)
Redemptions             (98,984.863)    (2,341,982)  23.66    (148,877.038)  (1,603,406) 10.77     (169,749.253)  (2,486,827) 14.65
Subscriptions           213,662.541      5,055,256   23.66      54,681.961      588,925  10.77      259,932.377    3,808,009  14.65
                     --------------    -----------   -----   -------------   ----------  -----   --------------  -----------  -----
Net Asset Value,
  January 31, 2002   10,189,393.404    241,067,274   23.66   6,431,482.037   69,269,382  10.77   17,370,679.325  254,519,445  14.65
                     ==============    ===========   =====   =============   ==========  =====   ==============  ===========  =====

      The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS.Spectrum Commodity will terminate on December 31, 2027,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.
  Northfield Trading L.P.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE.The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

   The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

INCENTIVE FEE.Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

   Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

   Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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